Exhibit 99.1

WILLIAMS COAL SEAM GAS ROYALTY TRUST

PRESS RELEASE

Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution

     DALLAS, TEXAS, November 4, 2004 — Bank of America, N.A., as trustee of Williams Coal Seam Gas Royalty Trust, today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.372400 per unit, payable November 29, 2004 to unitholders of record on November 15, 2004.

     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). The distribution per unit decreased from $0.405316 to $0.372400 primarily as the result of the inclusion in the previous quarter of approximately $.03 per unit of prior period adjustments that did not re-occur in this quarter.

     WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 4.5 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 4.7 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter was 4.5 TBtu compared to a similar 4.6 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $2.38 per MMBtu as compared to $2.34 per MMBtu for previous quarter. WPC also reported approximately 246 infill wells have been drilled and of those, 179 wells are producing as of 10/31/2004, but are not yet in pay status to the Trust. This will occur after payout has been reached.

     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.

     For more information on Williams Coal Seam Gas Royalty Trust, please visit our website at
http://www.wtu-williamscoalseamgastrust.com/.

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CONTACT:

Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6544